Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2013 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in the iShares® S&P GSCITM Commodity-Indexed Trust and iShares® S&P GSCITM Commodity-Indexed Investing Pool LLC’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
December 31, 2013